Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Culligan Holding S.ar.1:
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Primo Water Corporation of our report dated June 4, 2010, with respect to the combined balance sheets of Culligan Store Solutions Group of Culligan Holding S.ar.1 as of December 31, 2009 and 2008, and the related combined statements of operations, parent equity and comprehensive income, and cash flows for the years then ended, which report appears in the Registration Statement (No. 333-173554) on Form S-1 of Primo Water Corporation.
/s/ KPMG LLP
Chicago, Illinois
June 27, 2011